Exhibit 21.1
SUBSIDIARIES

ACCO Brands Corporation, a Delaware corporation, had the domestic and international subsidiaries shown below as of December 31, 2015. Certain domestic and international subsidiaries are not named because they were not significant in the aggregate. ACCO Brands Corporation has no parent.

Name of Subsidiary	Jurisdiction of Organization

U.S. Subsidiaries:
ACCO Brands International, Inc.	Delaware
ACCO Brands USA LLC	Delaware
ACCO Europe Finance Holdings, LLC	Delaware
ACCO Europe International Holdings, LLC	Delaware
ACCO International Holdings, Inc.	Delaware
General Binding LLC	Delaware
GBC International, Inc.	Nevada

International Subsidiaries:
ACCO Australia Pty. Limited	Australia
ACCO Brands Australia Holding Pty. Ltd.	Australia
ACCO Brands Australia Pty. Ltd.	Australia
Tilibra Produtos de Papelaria Ltda.	Brazil
ACCO Brands C&OP Inc.	Canada
ACCO Brands Canada Inc.	Canada
ACCO Brands Canada LP	Canada
ACCO Brands CDA Ltd.	Canada
ACCO Brands Europe Holding LP	England
ACCO Brands Europe Ltd.	England
ACCO Europe Finance LP	England
ACCO Europe Ltd.	England
ACCO-Rexel Group Services Limited	England
ACCO UK Limited	England
ACCO Deutschland Beteiligungsgesellschaft	Germany
ACCO-Rexel Limited	Ireland
ACCO Brands Italia S.r.L.	Italy
ACCO Brands Japan KK	Japan
ACCO Mexicana S.A. de C.V.	Mexico
ACCO Brands Benelux BV	Netherlands
ACCO Nederland Holding BV	Netherlands
GBC Europe AB	Sweden